Exhibit 10.5

CONFIDENTIAL – EXECUTION VERSION

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

DuoBody® License Agreement

by and between

Genmab A/S, CVR no. 2102 3884, Kalvebod Brygge 43, DK-1560 Copenhagen V, Denmark

(“Genmab”)

And

Ebumab Hemophilia ApS, CVR no. 4083 7590, Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark

(“Ebumab”)

Genmab and Ebumab individually referred to as “Party” or together as “Parties”.

CONFIDENTIAL – EXECUTION VERSION

Exhibits

Exhibit 1.37	Licensed Target Binding Pair

Exhibit 1.46	Platform Technology Patent Rights

Exhibit 4.1	Examples of Profit-Share Calculation

CONFIDENTIAL – EXECUTION VERSION

Preamble

WHEREAS	Genmab has developed a novel approach for the generation of bispecific antibodies to target antigens using its proprietary DuoBody® Platform;

WHEREAS	Genmab and Novo Nordisk A/S (“Novo”) in 2017 entered into the Genmab-Novo Agreement, granting Novo certain licenses under the DuoBody® Platform.

WHEREAS

Novo conducted a research project (“Project”) with the use of the DuoBody® Platform, resulting in certain patents, know-how and materials with regard to the therapeutic approach and the concept of a bispecific human IgG4 antibody targeting TLT-1 and FVII for the treatment of hemophilia A, but later discontinued the Project;

WHEREAS	Johan Faber, previously employed as a research scientist in Novo and involved with the Project, incorporated Ebumab upon termination of his employment with Novo.

WHEREAS

Ebumab has in-licensed that certain Novo Technology pursuant to that certain License Agreement dated November 22, 2019 between Novo and Ebumab (“Ebumab-Novo Agreement”) and desires to obtain a license from Genmab to develop and commercialize bispecific antibodies targeting TLT-1 and FVII for the treatment of hemophilia using the DuoBody® Platform;

WHEREAS

Ebumab and Genmab entered into a Research Evaluation Agreement dated 22 November 2019 (“REA”) granting a research license to conduct specific research and preclinical development activities while the Parties continued the negotiation of a commercial license agreement for the research, development, manufacture and commercialization of a bispecific antibody product targeting TLT-1 and FVII;

WHEREAS	Genmab is willing to grant Ebumab such commercial license, on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the foregoing and the mutual covenants contained in this Agreement, Genmab and Ebumab, intending to be legally bound, hereby agree as follows:

ARTICLE 1 DEFINITIONS

1.1

“Affiliate” of an entity means any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, such entity. For the purposes of this definition, “control” refers to any of the following: (i) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors or management, as applicable, in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; or (ii) any other arrangement where a person or entity possesses, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

CONFIDENTIAL – EXECUTION VERSION

1.2	“Agreement” means this DuoBody® License Agreement, including any and all Exhibits to it and as it may be amended from time to time in accordance with the provisions of this document.

1.3	“Alliance Manager” has the meaning as set forth in Section 3.1.

1.4	“Audited Party” has the meaning as set forth in Section 4.9.

1.5

“BLA” means a Biologics License Application or equivalent submission filed with the FDA in connection with seeking Marketing Approval of a Licensed Product, or an equivalent application filed with any equivalent Regulatory Authority in any jurisdiction other than the United States.

1.6	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7	“Calendar Year” shall mean the period of twelve (12) consecutive calendar months ending on 31 December.

1.8

“Change of Control” shall mean, with respect to a Party (i) the sale to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates; (ii) any merger, consolidation or acquisition of such Party with, by or into a Third Party that result in the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the resulting or surviving entity immediately after such merger, reorganization or consolidation; or (iii) any Third Party acquiring the ownership of more than fifty percent (50%) of the voting capital stock of such Party in one or more related transactions; provided however that, notwithstanding the foregoing, Change of Control shall not include any transaction (or series of transactions) for bona fide financing purposes (including public offering) or tax purposes (including the change of place of incorporation or domicile) .

1.9

“Combination Product” means a Licensed Product sold in combination with one or more other pharmaceutical products, in any dosage form and/or co-formulation and/or co-packaging based on combination of Licensed Product and any other pharmaceutical product in any device.

1.10	“Commercially Reasonable Efforts” means the [**].

1.11

“Confidential Information” means any Know-how and all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, provided by or on behalf of a Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement.

CONFIDENTIAL – EXECUTION VERSION

1.12

“Control” or “Controlled” means, with respect to any Know-How, Patent Rights or other intellectual property rights or information, the possession (whether by ownership or license) by a Party or its Affiliate of the right to grant licenses or sublicenses to the other Party under such Know-How, Patent Rights or other intellectual property rights or information without violating the terms of any agreement or other arrangement with a Third Party and without misappropriating or infringing the proprietary or trade secret information of a Third Party.

1.13

“Cover”, “Covering” or “Covered” means, with respect to a Patent Right and an invention (e.g. the Licensed Product or part thereof), that, in the absence of ownership of, or a license under, such Patent Right, the practice of such invention (for example the manufacture, use, import or export, sale, distribution, marketing or commercialization of such invention, e.g. the Licensed Product) would infringe a claim of such Patent Right (including in the case of a Patent Right that is a patent application, a claim of such patent application as if such patent application were an issued patent).

1.14

“Direct Cost” means, with respect to the Licensed Product, the actual direct costs incurred by Ebumab from the Effective Date to conduct research, development, manufacture and commercialization of the Licensed Product. Direct Costs will include [**]. Direct costs include [**], except such [**]. For the avoidance of doubt, Direct Costs shall only include costs that (i) are directly attributable or reasonably allocable to Licensed Product; (ii) would be deemed reasonable in the normal course of business given the stage of development or commercialization; and (iii) represent fair market value.

1.15

“DuoBody® Platform” means proprietary technology Controlled by Genmab that is generally applicable to the discovery, modification, optimization, generation and manufacturing of IgG Bispecific Antibodies, including, but not limited to, software, nucleic acids, vectors, cell lines, libraries, screening systems, reagents, methods, databases and instrumentation.

1.16

“Ebumab Background Intellectual Property” means any and all intellectual property rights, including Know-How and Patent Rights, Controlled by Ebumab or any of its Affiliates (i) as of the Effective Date, or (ii) thereafter during the Term which are either conceived by Ebumab outside of this Agreement or the REA, or are licensed or acquired by Ebumab from a Third Party.

1.17	“Ebumab-Novo Agreement” has the meaning set forth in the preamble to this Agreement.

1.18	“Ebumab Platform Improvement” has the meaning set forth in Section 5.1(b).

1.19

“Ebumab Technology” means all proprietary information and Know-How and other intellectual property generated by or on behalf of Ebumab in the performance of activities under this Agreement or the REA relating to or Covering the research, development, manufacture, use, import or export, sale, distribution, marketing or commercialization of Licensed Products, excluding, however, any Ebumab Platform Improvement.

CONFIDENTIAL – EXECUTION VERSION

1.20

“Ebumab Technology Patent Right” means any and all Patent Rights related to Ebumab Technology. For the avoidance of doubt, the Ebumab Technology Patent Rights shall not include any of the Ebumab Background Intellectual Property.

1.21	“Effective Date” means the last date on which this Agreement has been duly signed by the Parties.

1.22	“EMA” means the European Medicines Agency or any successor agency thereto.

1.23	“EU” means the countries of the European Union, as it is constituted as of the Effective Date and as it may be changed from time to time.

1.24	“Exhibit” means an exhibit attached to this Agreement.

1.25	“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.26	“Field” means the treatment of bleeding conditions, including hemophilia.

1.27	“Financial Report” has the meaning as set forth in Section 4.5.

1.28

“First Commercial Sale” as to a particular country, means the first commercial sale of a Licensed Product by Ebumab or any of its Affiliates or Sublicensees to a Third Party for end use in such country after approval of the BLA, or if approval of a BLA is not required in such country, then following receipt of such Marketing Approval as is required to sell such Licensed Product in such country, provided, that “First Commercial Sale” shall not include (i) any sale by Ebumab to an Affiliate or Sublicensee, or (ii) sale, disposal or use of a Licensed Product for marketing, regulatory, development or charitable purposes, such as clinical trials, pre-clinical trials, compassionate use, named patient use, or indigent patient programs, without consideration.

1.29	“Genmab-Novo Agreement” has the meaning set forth in the preamble to this Agreement.

1.30

“IFRS” means, with respect to Ebumab and Genmab, the then-current IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied throughout the Party’s organization.

1.31	“IgG Antibody” means an immunoglobulin G molecule whether in monospecific, bispecific, or any other form, that contains at least an Fc region and one (1) or more binding arms.

1.32	“IgG Bispecific Antibody” means an IgG Antibody with two (2) different binding arms targeting a Target Binding Pair.

1.33	“IND” means an Investigational New Drug Application filed with an applicable Regulatory Authority such as a clinical trial application (CTA) or a clinical trial exemption (CTX).

CONFIDENTIAL – EXECUTION VERSION

1.34	“Institute” has the meaning set forth in Section 10.2

1.35

“Know-how” means biological materials and other tangible materials, information embodied in such biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, procedures, specifications, assays, skills, experience, techniques, data and results of experimentation and testing, including but not limited to pharmacological, toxicological, safety, stability and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

1.36

“Licensed Product” means any product comprising an IgG Bispecific Antibody targeting the Licensed Target Binding Pair, so that one binding arm targets the first antigen of the Licensed Target Binding Pair, and the second binding arm targets the second antigen of the Licensed Target Binding Pair, which IgG Bispecific Antibody has been generated by the use of, or incorporating Platform Technology, and which IgG Bispecific Antibody shall be identified by [**]. One Licensed Product will be considered different from another Licensed Product if they do not have identical such portions.

1.37	“Licensed Target Binding Pair” means the Target Binding Pair targeting TLT-1 and FVII as further specified in Exhibit 1.37 to this Agreement.

1.38

“Marketing Approval” means any approval, including a registration, license or authorization, from any Regulatory Authority required to market and sell a Licensed Product in a jurisdiction and shall include an approval, registration, license or authorization granted in connection with a BLA.

1.39	“Genmab-Novo Agreement” means the DuoBody® License and Option Agreement dated 22 December 2017 between Novo and Genmab, as amended by Side Letter dated 22 November 2019.

1.40	“Net Sales” means the [**].

1.41	“Novo” has the meaning set forth in the preamble to this Agreement.

1.42

“Novo Technology” means the Patent Right and Know-how licensed by Novo to Ebumab under the Ebumab-Novo Agreement. For clarity, Novo Technology does not include the Platform Technology as licensed by Novo and used by Novo under the Genmab-Novo Agreement.

1.43	“Patent Challenge” has the meaning set forth in Section 9.5.

1.44

“Patent Right” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions and the like thereof, and all counterparts thereof in any country.

CONFIDENTIAL – EXECUTION VERSION

1.45

“Platform Technology” means any and all proprietary information, Know-how and other intellectual property rights, including the Platform Technology Patent Rights, Controlled by Genmab as of the Effective Date or generated thereafter by or on behalf of either Party during the Term relating to the DuoBody® Platform, including Ebumab Platform Improvement .

1.46

“Platform Technology Patent Rights” means any and all Patent Rights Controlled by Genmab and its Affiliates as of the Effective Date or at any time during the Term which claim or Cover the DuoBody® Platform. Platform Technology Patent Rights existing as of the Effective Date are listed in Exhibit 1.46.

1.47

“Profit” means any proceeds with respect to Licensed Product received by Ebumab or its Affiliates from Third Parties, such as, but not limited to, sales of Licensed Product, receipt of revenues in respect of a sublicense to any Third Party for rights to the Licensed Product, the grant of a sub-sublicense by any such Third Party to any other party, or any other revenue stream such as assignment fees or upfront licensing fees, royalties, milestone payments, advanced royalties, other running royalties, sublicensing fees, equity and options to equity or any other similar proceeds received whether in kind or cash, (market value of such equity, option to equity or other similar proceeds shall be determined by an internationally recognized, independent, certified public accounting firm, selected by Ebumab and reasonably acceptable to Genmab) deriving from the Licensed Product; less any and all Direct Costs. Proceeds received in transaction that involve both the Licensed Product and other products of Ebumab shall be equitably allocated all such products and only those allocated to the Licensed Product shall be included in the calculation of Profit under this Agreement. For clarification and notwithstanding the foregoing, Profit shall exclude (a) proceeds received from its investors or creditors in bona fide equity or debt financing transactions, and (b) grants received from Third Parties which do not claim ownership of or rights to any intellectual property rights to the Licensed Product, shall not be consider Profit. For further clarification, any Direct Costs deducted from such proceeds shall only be deducted one time from the first applicable profit calculation. Finally, Profit shall be determined prior to application of any income or other direct taxes.

1.48	“Profit-Share” has the meaning set forth in Section 4.1.

1.49	“Profit-Share Term” has the meaning set forth in Section 4.2.

1.50	“REA” has the meaning set forth in the preamble to this Agreement.

1.51

“Regulatory Authority” means any federal, national, multinational, state, county, city, provincial, or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, commercialization, manufacture or sale of a pharmaceutical product in the Territory, including the FDA in the United States and the EMA in the EU.

1.52	“The Research Committee” has the meaning set forth in Section 3.2.

CONFIDENTIAL – EXECUTION VERSION

1.53

“Sublicensee” means a Third Party to whom Ebumab or any of its Affiliates grants an express or implied sublicense under all or part of the Platform Technology to develop, manufacture, commercialize or use Licensed Product.

1.54	“Target Binding Pair” means a combination of two (2) different antigens or two (2) different epitopes on a single antigen as defined by their unique UniProt/Swiss-Prot numbers.

1.55	“Term” means the term of this Agreement determined in accordance with Section 9.1.

1.56	“Territory” means worldwide.

1.57	“Third Party” means any individual, company, partnership or other legal entity of any kind other than a Party or any of its Affiliates or their respective employees.

1.58	“United States” or “U.S.” means the United States of America and its territories and possessions.

1.59

“Valid Claim” means a claim of an issued and unexpired patent within the Platform Technology Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be taken or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or been dedicated to the public. A claim which at the time of the First Commercial Sale is part of a pending patent application within the Platform Technology Patent Rights that has not been issued (i) [**] after the earliest filing date from which such claim takes priority, or (ii) by the [**] anniversary of the First Commercial Sale, whichever earlier, shall not constitute a Valid Claim under this Agreement.

ARTICLE 2 LICENSE

2.1

License Grant. Subject to the terms and conditions of this Agreement, Genmab hereby grants to Ebumab an exclusive (even with respect to Genmab and its Affiliates) license under the Platform Technology to research, develop, make, have made, use, manufacture, import, export, offer for sale, sell, and otherwise commercialize Licensed Product in the Territory within the Field.

2.2

Sublicensing. Subject to Sections 2.3 and 2.4, the rights granted to Ebumab under Section 2.1 may be extended or sublicensed (with the right to sublicense through multiple tiers) to an Affiliate or sublicensed, in whole or in part, to a Third Party (such Third Party, a “Sublicensee”). Ebumab will, within [**] after execution of any such sublicense agreement by Ebumab or any of its Affiliates provide Genmab with a true, complete and unredacted, with respect to sections relevant for assessment of any and all revenues payable to Ebumab, copy of such sublicense agreement. In addition, Ebumab will provide name and address of the Sublicensee and a description of the rights granted, and the territory covered by the sublicense.

CONFIDENTIAL – EXECUTION VERSION

2.3

Genmab Right to Participate in any Disposal of Rights to Licensed Product. In the event that Ebumab contemplates the disposal of rights to the Licensed Product to achieve one of the outcomes listed in the examples provided in Exhibit 4.1, Sections (b) to (e) (inclusive), as permitted under this Agreement, by virtue of sale, license, or otherwise, to a Third Party other than Novo, Genmab shall have the right to participate in any bidding process as a bona fide potential acquirer of such rights. For purposes of clarity, this right of Genmab shall be subject to any rights of first negotiation to Licensed Product or similar right granted to Novo by Ebumab under the Ebumab-Novo Agreement.

2.4

Performance by Sublicensees. Ebumab will be fully responsible for performance by each Sublicensee of its obligations under this Agreement. Each sublicense granted by Ebumab pursuant to Section 2.2 will contain terms and conditions consistent with this Agreement. Without limiting the foregoing, each sublicense agreement will contain following provisions: (i) a requirement that any Sublicensee selling Licensed Products submit applicable sales or other reports to Ebumab to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; (ii) an audit requirement as to those Sublicensees selling Licensed Products consistent with that set forth in Section 4.10 (Records and Audit under Financial Provisions); and (iii) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use with respect to Confidential Information of Genmab consistent with ARTICLE 6 (Confidentiality). If Ebumab becomes aware of a material breach by a Sublicensee of the rights granted to Ebumab, or the obligations of Ebumab or a Sublicensee under this Agreement, Ebumab will promptly notify Genmab in writing of the particulars of the same and will use its Commercially Reasonable Efforts to have the Sublicensee cure such material breach or to enforce the terms of such sublicense or to terminate such sublicense (which depending on the circumstances may be deemed a cure of the breach of such Sublicensee).

2.5

Responsibility. Ebumab will, including through its Affiliates and Sublicensees, have sole responsibility for research, development, manufacture, marketing, sale and use of the Licensed Products, and will be responsible for all of its costs and expenses associated with such activities.

2.6	Diligence

(a)

General Commitment. Ebumab will use Commercially Reasonable Efforts during the Term to develop, manufacture and obtain Marketing Approval for, and commercialize Licensed Products in all countries of the Territory.

(b)

Status report. Ebumab will provide to Genmab a written report, on a [**] basis during the Term describing progress on milestones and activities undertaken by Ebumab, its Affiliates and Sublicensees, the progress made on the Licensed Products and status on the use of the Platform Technology since the last report and activities planned for the subsequent [**] period. Such reports shall include high-level information relating to the progress on pre-clinical, clinical and regulatory activities as well as any commercialization plans. Ebumab will send the written status reports to the Alliance Manager appointed by Genmab.

CONFIDENTIAL – EXECUTION VERSION

ARTICLE 3 GOVERNANCE

3.1

Alliance Managers. No later than [**] after the Effective Date, each Party shall nominate one (1) individual to act as a central contact for that Party (“Alliance Manager”), to whom any relevant queries and comments relating to the research, development, manufacturing and/or commercialization of the Licensed Products, or other questions arising in respect of the Agreement, and reports and plans related hereto can be addressed by the other Party throughout the Term and who will ensure that such queries and comments are further directed within his/her organization appropriately and promptly to ensure efficient communication and cooperation between the Parties. Either Party may replace its Alliance Manager at any time upon written notice to the other Party. Alliance Managers would be expected to attend all meetings of the Research Committee, unless otherwise agreed by the Parties. Each Party shall pay for its own Alliance Manager’s time and activities.

3.2

Governance and Communication Management. Promptly after the Effective Date, the Parties shall form a steering committee consisting of [**] representatives from each Party (the “Research Committee”). The function of the Research Committee shall be to exchange information on progress made by Ebumab in respect of the Licensed Product until Ebumab has filed an IND for such Licensed Product. The Research Committee shall have no authority to amend, modify or supplement the Agreement but it may propose modifications for consideration by the Parties. Any such modification to the Agreement shall become effective only upon mutual written agreement of the Parties. The Research Committee shall meet from time to time upon the written request by either Party, but not less frequently than [**]. Further, a Party shall promptly inform the other Party if any major improvements to the DuoBody® Platform are developed, and the Parties shall then set up a meeting. Meetings may be conducted by telephone conference or video conference or face-to-face as agreed between the Parties. Prior to a meeting, the Parties’ Alliance Managers shall agree on an agenda specifying the topics to be discussed at the meeting. Further, the Parties shall decide on which Party’s Alliance Manager shall record the minutes of the meeting in writing. Such minutes shall be approved subsequently by both Parties. Either Party may change its Research Committee representatives upon written notice to the other Party. Each Party shall pay for its own time and participation on the Research Committee.

ARTICLE 4 FINANCIAL PROVISIONS

4.1	Profit-Share. Subject to the terms and conditions of this Agreement (including Section 4.4 below), in consideration for the licenses granted to Ebumab hereunder:

(a)

With respect to each Licensed Product, for the period commencing upon the Effective Date and ending upon First Commercial Sale of such Licensed Product, Ebumab shall pay to Genmab [**] Percent ([**]%) of all and any Profit.

CONFIDENTIAL – EXECUTION VERSION

(b)

With respect to each Licensed Product, from First Commercial Sale of such Licensed Product, and lasting for the remainder of the Term of this Agreement, Ebumab will pay to Genmab [**] Percentage ([**] %) of all and any Profit in territories where Ebumab commercializes Licensed Product itself, and [**] Percent ([**]%) of all and any Profit in territories where a Third Party, other than Novo, commercializes Licensed Product.

Examples	of Profit-Share calculations are included in Exhibit 4.1.

4.2

Profit-Share Term. The Profit-Share shall apply on a country-by-country and product-by-product basis until the later of (i) twelve (12) years from the date of the First Commercial Sale of the Licensed Product in such country, or (ii) the date of expiration of the last to expire Platform Technology Patent Right Covering the Licensed Product in said country (the “Profit-Share Term”). In the event that during the Profit-Share Term, such Licensed Product in a country is not Covered by a Valid Claim of a Platform Technology Patent Right, and solely with respect to Profit-Share relating to sales of Licensed Product under Section 4.14.1(b) and not other revenue streams relating to Licensed Product, the Profit-Share rate applicable to sales of Licensed Product shall be reduced by [**] percent ([**]%) on a Licensed Product-by Licensed Product and country-by-country basis in such country for the remainder of the Profit-Share Term.

4.3

Novo reacquires rights to Licensed Product by direct or indirect means. If Novo requires rights to Licensed Product, Ebumab shall not be involved in any ongoing agreement between Genmab and Novo with respect to such Licensed Product in such territory for which the rights are granted. [**].

4.4

Sale of Ebumab’s Business or Assets. In the event of a Change of Control for a lump sum, i.e. no payments of milestones or royalties received after such sale (except in the case of earn-outs or contingent value rights), Genmab is to receive a [**] percent ([**]%) Profit-Share with respect to such lump sum and of such earn-outs or contingent value rights. For clarity, this Section 4.4 shall not apply in case of a sale to Novo.

4.5

Payments; Reports. For the Term of this Agreement, Ebumab shall furnish to Genmab written reports (hereinafter the “Financial Report”), within [**] following the end of each Calendar Quarter, for which Profit-Share are due, showing: (i) the calculation of aggregated Profit of Licensed Products generated during the relevant Calendar Quarter segmented on a country-by-country basis, in United States Dollars (USD) translated from local currency; and (ii) the calculation of the Profit-Share which have accrued hereunder in respect to Profit in determining the amount due. Furthermore, as soon as reasonably practicable, but in any event no later than [**] after each Calendar Quarter, Ebumab shall provide Genmab with a “flash sales report” in order to give Genmab an indication of the magnitude of the Profit-Share that are likely to be due to it pursuant to the applicable Financial Report. Such “flash sales report” shall be provided as a courtesy estimate only and shall not be considered binding in any way.

CONFIDENTIAL – EXECUTION VERSION

Ebumab will pay Genmab the Profit-Share received in a Calendar Quarter within [**] of the end of such Calendar Quarter in USD to:

CASH — WIRE TRANSFER

[**]

IBAN: [**]

SWIFT: [**]

For credit to:  Account Name: [**]

or to such other account as to which Genmab provides written notice to Ebumab in accordance with Section 11.3. Genmab shall invoice Ebumab for the Profit-Share accordingly.

4.6	Taxes.

(a)

Ebumab shall make all payments to Genmab under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

(b)

Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by Ebumab on behalf of Genmab to the appropriate governmental authority, and Ebumab will furnish Genmab with proof and explanation of payment of such tax within [**] from the payment of such tax to the appropriate governmental authority. Any such tax required to be withheld will be an expense of and borne by Genmab.

(c)	Ebumab and Genmab will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Ebumab to secure a reduction in the rate of applicable withholding taxes.

(d)

If Ebumab had a duty to withhold taxes in connection with any payment it made to Genmab under this Agreement but Ebumab failed to withhold, and such taxes were assessed against and paid by Ebumab, then Genmab will indemnify and hold harmless Ebumab from and against such taxes (including interest but excluding penalties), but only to the extent covered by the payment received from Ebumab. If Ebumab makes a claim under this Section 4.6 (d), it will comply with the obligations imposed by Section 4.6 (a) as if Ebumab had originally withheld taxes from a payment to Genmab.

CONFIDENTIAL – EXECUTION VERSION

(e)

All payments due to the terms of this Agreement are expressed to be exclusive of value added tax (VAT) or similar indirect taxes. VAT/indirect taxes shall be added to the payments due to the terms if legally applicable.

4.7	United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

4.8

Currency Exchange. All payment to be made hereunder by one Party to the other Party shall be computed and paid in U.S. dollars. With respect to sales of a Licensed Product invoiced in a currency other than U.S. dollars such amounts and amounts payable will be expressed in such currency and converted to U.S. dollars using the exchange rate mechanism generally applied by such Party, provided that such mechanism is in compliance with IFRS. Ebumab will disclose sales in its original reporting currency and the U.S. dollar exchange rate used for the Financial Report.

4.9

Late Payments. Any undisputed payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to [**] percent points above the then-applicable base lending rate of the European Central Bank, calculated on the number of days such payment is delinquent, compounded on the last day of each Calendar Quarter using a three hundred sixty-five (365) day year.

4.10

Records and Audits. Ebumab will keep complete and accurate records relating to the calculations of Profit (including the allocation of any proceeds received in a transaction that involves both the Licensed Product and other products of Ebumab) generated in the then current Calendar Year, and during the preceding [**]. Genmab will have the right, [**] at its own expense, to have an internationally recognized, independent, certified public accounting firm, selected by it and reasonably acceptable to Ebumab, review any such records of Ebumab and its Affiliates, including sales reports and any other reports and records received by Ebumab or its Affiliates from Sublicensees in accordance with Section 2.4 (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [**] prior written notice) and during regular business hours and under obligations of strict confidence secured through a confidentiality agreement between the auditor an the Audited Party, for the sole purpose of verifying the basis and accuracy of payments made and deductions taken under this ARTICLE 4 within the [**] period preceding the date of the request for review. At least [**] prior to inspecting any records, the auditor must enter into a confidentiality agreement with the Audited Party that is reasonably satisfactory to the Audited Party. While inspecting such accounts and records, the auditor must abide by all of Ebumab’s standard rules and regulations and the auditor will not be entitled to take copies of any such accounts and records. The auditor shall prepare and deliver to each Party at the same time a report setting

CONFIDENTIAL – EXECUTION VERSION

out its findings no later than [**] after the audit has been completed. Before delivering the report to each Party, the auditor shall if necessary share its findings with Ebumab in order for any uncertainties or discrepancies to be clarified. Any report by the auditor under this Section 4.10 shall be deemed Confidential Information of Ebumab and Genmab shall keep such report and any other information received or learnt in connection with the audit confidential. For clarification, no Calendar Year will be subject to audit under this Section 4.10 more than [**]. In the event such inspection leads to the discovery of a discrepancy to Genmab’s detriment, Ebumab will, within [**] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy. Genmab will pay the full cost of the review unless the underpayment of amounts due to Genmab is greater than [**] percent ([**]%) of the amount due for the entire period being examined, in which case Ebumab will pay the reasonable cost charged by such accounting firm for such review. Any undisputed overpayment of Profit-Share by Ebumab revealed by an examination will be paid by Genmab back to Ebumab or it’s Affiliate, as applicable, at Ebumab’s discretion either as a (i) credit against future Profit-Share owed to Genmab or (ii) within [**] of Genmab’s receipt of notice from Ebumab pursuant to the applicable report. Any disagreement regarding the results of any audit conducted under this Section 4.10 will be subject to the dispute resolution provisions set forth in ARTICLE 10.

ARTICLE 5 INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

5.1	Ownership.

(a)

Ebumab Ownership. Ebumab Technology and Ebumab Technology Patent Rights shall be solely Controlled by Ebumab. As between the Parties, Ebumab shall remain the sole owner of the Ebumab Background Intellectual Property and Novo Technology and nothing in this Agreement shall constitute a transfer of ownership or grant of a license to Genmab of such Ebumab Background Intellectual Property or Novo Technology.

(b)

Genmab Ownership. Platform Technology and Platform Technology Patent Rights shall be solely Controlled by Genmab and Ebumab shall, notwithstanding anything to the contrary in ARTICLE 3, promptly notify Genmab of any invention, discovery or other intellectual property specifically related to the Platform Technology generated by Ebumab, or its Affiliates or Sublicensees in performance of activities under this Agreement and the REA (“Ebumab Platform Improvement”), and assign or arrange for the assignment of such Ebumab Platform Improvement and all and any rights therein to Genmab, at Genmab’s sole expense and such rights shall be considered Platform Technology. For clarity and notwithstanding anything to the contrary herein, Ebumab Platform Improvement shall not include any invention, discovery and intellectual property that are inseparable from and specifically related to the Licensed Product. For the avoidance of doubt, Ebumab shall have no obligation to assign, license or grant any rights under any of the Ebumab Technology, Ebumab Technology Patent Rights, Ebumab Background Intellectual Property or Novo Technology to Genmab.

CONFIDENTIAL – EXECUTION VERSION

5.2	Prosecution and Maintenance of Patent Rights.

(a)

Platform Technology. Genmab shall have the sole right, at its own discretion and expense, to file, conduct prosecution and maintain (including the defense of any interference or opposition proceedings) all Platform Technology Patent Rights, in Genmab’s name.

(b)

Ebumab Technology. Ebumab shall have the sole right, at its discretion and expense, to file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings) all Ebumab Technology Patent Rights, in Ebumab’s name. However, Ebumab is only entitled to publish Patent Rights in respect of Ebumab Technology in relation to the Licensed Target Binding Pair under the Platform Technology.

5.3

Patent Term Extension. The Parties shall cooperate with each other in good faith in gaining patent term extension (including those extensions available under U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country) wherever applicable to Patent Rights that Cover the Licensed Product in the Territory. Ebumab shall have the authority to decide on which Ebumab Technology Patent Right to seek patent term extension, provided, however, that Ebumab shall not have the right to seek any such patent term extension of any Platform Technology Patent Right without Genmab’s prior written consent, which Genmab may withhold in its sole discretion.

5.4	Third Party Infringements.

(a)

Notices. Each Party will promptly report in writing to the other Party any (i) known or suspected infringement of any Ebumab Technology Patent Rights or Platform Technology Patent Rights or (ii) unauthorized use or misappropriation of any Know-How comprised by Ebumab Technology or Know-How comprised by Platform Technology by a Third Party, of which such Party becomes aware, in each case only to the extent relevant to the development, manufacture, commercialization or use of the Licensed Product in the Territory, and will provide the other Party with all available information evidencing such infringement, or unauthorized use or misappropriation.

(b)

Genmab First Right to Enforce Certain Patent Rights. Genmab or its designated Affiliate will have the first right, but not the obligation, to initiate a lawsuit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise protect or enforce, Platform Technology Patent Rights against a Third Party who is researching, making, using,

CONFIDENTIAL – EXECUTION VERSION

selling, importing or in any other way exploiting a bispecific product in a country within the Territory that is targeting the Licensed Target Binding Pair, provided that Genmab shall not initiate any lawsuit or take any enforcement action under this Section 5.45.4(b) without first consulting Ebumab and giving good faith consideration to any Ebumab recommendation(s), and provided that for any Platform Technology Patent Right Covering the Licensed Product, Ebumab shall have the right, at its own expense, to join such action as a party by representation in any such action by counsel of its own choice, and to the extent legally permittable, Ebumab will be allowed to make separate claims towards such Third Party. Further, Ebumab and its Affiliates and Sublicensees will join such suit if the relevant court would lack jurisdiction if Ebumab or such Affiliate or Sublicensee were absent from such suit, and Ebumab or such Affiliate or Sublicensee will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Genmab; provided, that Genmab will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Ebumab and such Affiliates or Sublicensees in connection with joining such suit and providing such other requested cooperation. Genmab and its Affiliates shall not be allowed to enter into any settlement that has a material adverse impact on the rights granted to Ebumab under this Agreement or result in a payment or other liability by Ebumab to a Third Party without the prior written consent of Ebumab which shall not be unreasonably withheld.

(c)

Ebumab’s Rights if Genmab Elects Not to Proceed. If Genmab does not initiate a lawsuit or take other appropriate action pursuant to Section 5.4(b) with respect to a bispecific product which targets the Licensed Target Binding Pair within [**] after knowledge of such infringement or misappropriation or, to the extent possible, within [**] before any statutory or regulatory deadline for filing such suit (or as soon as practically possible if shorter statutory or regulatory deadlines are applicable), then Ebumab will have the immediate right to initiate a lawsuit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise to protect or enforce the relevant Platform Technology Patent Rights. Genmab and its Affiliates will join such suit if the relevant court would lack jurisdiction if Genmab or such Affiliates were absent from such suit, and Genmab and such Affiliates will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Ebumab provided, that Ebumab will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Genmab and such Affiliates in connection with joining such suit and providing such requested cooperation. Ebumab and its Affiliates and Sublicensees shall not be allowed to enter into any settlement to the detriment of Genmab without the prior written consent of Genmab which shall not be unreasonably withheld.

CONFIDENTIAL – EXECUTION VERSION

(d)

Ebumab’s Right to Enforce Certain Patent Rights. Ebumab or its designated Affiliate or Sublicensee will have the sole right, but not the obligation, to initiate a lawsuit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise protect or enforce, Ebumab Technology Patent Rights against a Third Party. Genmab and its Affiliates will join such suit if the relevant court would lack jurisdiction if Genmab or such Affiliate were absent from such suit, and Genmab and such Affiliates will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Ebumab; provided, that Ebumab will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Genmab and such Affiliates in connection with joining such suit and providing such other requested cooperation.

(e)

Enforcement Against Other Infringement of Genmab Patent Rights. Except as provided in Sections 5.4(b) and (c), Genmab will have the sole right, but not the obligation, to initiate a lawsuit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement, or otherwise to protect or enforce, Platform Technology Patent Rights during the Term.

(f)

Right to Enforce Know-How. Responsibility for preventing or abating actual or threatened misappropriation of, or otherwise protecting Know-How comprised by Platform Technology or Know-How comprised by Ebumab Technology will be determined in the same manner as the right to enforce certain Patent Rights under paragraphs (b), (c), (d) and (e) of this Section 5.4. The protecting Party shall keep the other Party informed of the status of all such protecting activities, and shall consider in good faith all comments of the other Party regarding any aspect of such protecting activities.

(g)

Conduct of Certain Actions; Costs. The Party initiating litigation for Third Party Infringements under this Section 5.4 will have the sole and exclusive right to select counsel for any litigation initiated by it pursuant to these Sections. The initiating Party will assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to this Section, including the fees and expenses of the legal counsel selected by it.

(h)	Recoveries.

(i)

If Ebumab initiates litigation with respect to Platform Technology Patent Rights as permitted in accordance with Sections 5.4(b) or (c) or, with respect to Know-How comprised by Platform Technology under Section 5.4(f), if Ebumab initiates proceedings claiming misappropriation of such Know-How (to be conducted in the same manner as if they were Patent Rights under this Section 5.4), any damages, settlements, accounts of profits, or other financial compensation actually paid to Ebumab by a Third Party based upon such litigation, after deducting Ebumab’s actual out of pocket expenses (including attorneys’ fees and expenses) incurred in pursuing such litigation (such net amount, the “Recovery”), will be treated as [**].

CONFIDENTIAL – EXECUTION VERSION

(ii)	If Genmab initiates litigation pursuant to Section 5.4(b) and (e) or with respect to Know-how comprised by Platform Technology under Section 5.4 (f), Genmab [**].

5.5

Patent Invalidity Claims. Each of the Parties will promptly notify the other Party in the event of any legal or administrative action by any Third Party against an Ebumab Technology Patent Right or Platform Technology Patent Right Covering Licensed Product, of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. Responsibility for defending against any such action shall be determined in the same manner as enforcement of the relevant Patent Rights pursuant to Section 5.4.

5.6

Third Party Infringement Claims. If a Party becomes aware of any claim that the development, manufacture or commercialization of Licensed Product infringes the Patent Rights of any Third Party in the Territory, such Party shall promptly notify the other Party. Ebumab shall have the first right to control the defense against such claims of infringement at its sole cost, unless the infringement relates to the Platform Technology, in which case Genmab shall have the first right to control the defense at its sole cost, provided that Ebumab shall be entitled to participate in such defense. If Genmab chooses not to defend against such claims of infringement related to the Platform Techn    ology, Ebumab shall have the right to control such defense on its own and at its sole costs, provided that Genmab shall be entitled to participate in such defense. With respect to any claims of infringement related to Platform Technology Patent Rights, no statements regarding the validity of these Patent Rights shall be made by Ebumab without Genmab’s prior written consent which shall not be unreasonably withheld. Furthermore, Ebumab shall not admit any infringement of Third Party Patent Rights with respect to any aspects specifically related to the use of Platform Technology without Genmab’s prior written consent which shall not be unreasonably withheld.

ARTICLE 6 CONFIDENTIALITY

6.1

Confidential Information. During the Term and for a period of [**] after any termination or expiration of this Agreement, each Party (the “Receiving Party”) agrees to keep Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information and not to disclose to any Third Party, or use for any purpose, except, in each case, pursuant to, and in order to carry out, the terms and objectives of this Agreement (which, in the case of Ebumab and its Affiliates and Sublicensees, include activities contemplated by the licenses granted pursuant to Article 2) or as otherwise specifically permitted under this Agreement, any Confidential Information of the other Party (the “Disclosing Party”). The terms of this Agreement will be considered Confidential Information of both Parties, subject to permitted disclosures as set forth in this

CONFIDENTIAL – EXECUTION VERSION

Article 6. The restrictions on the disclosure and use by the Receiving Party of Confidential Information of the Disclosing Party set forth in the first sentence of this Section 6.1 will not apply to any Confidential Information of the Disclosing Party that the Receiving Party can demonstrate:

(i)

was known by the Receiving Party or any of its Affiliates prior to disclosure by the Disclosing Party under this Agreement (as evidenced by the receiving Party’s written records or other competent evidence);

(ii)	is or becomes part of the public domain through no fault or omission of the Receiving Party or any of its Affiliates;

(iii)

is disclosed to the Receiving Party or any of its Affiliates by a Third Party, to the best of Receiving Party’s knowledge, having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the Disclosing Party and provided such Third Party is not disclosing such information on behalf of the Disclosing Party; or

(iv)

is independently developed by personnel of the Receiving Party or any of its Affiliates without the use of the Confidential Information (as evidenced by the Receiving Party’s written records or other competent evidence) and other than in connection with activities under this Agreement.

In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, or of any stock exchange, such Party shall wherever possible provide at least [**] Days prior written notice, along with a copy of such intended disclosure, to such other Party, will consider in good faith the other Party’s comments, will disclose only such Confidential Information of such other Party as is required to be disclosed and will cooperate in the Disclosing Party’s efforts to obtain a protective order or to limit the scope of the required disclosures. Notwithstanding anything in this Agreement to the contrary, either Party may disclose to bona fide potential or existing investors or lenders, potential acquirors/acquirees, and, in the case of Ebumab, to potential and existing Sublicensees, and, as to either Party, to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination or for purposes related to this Agreement, so long as such recipients are bound in writing to maintain the confidentiality of such information by terms there are not less strict than the terms set forth herein.

6.2

Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the Receiving Party’s employees, consultants, advisors and bona fide potential acquirers and potential investors, and, in the case of Ebumab as the Receiving

CONFIDENTIAL – EXECUTION VERSION

Party, to service providers, investigators, Third Party contractors, potential and existing Sublicensees and distributors, in each case who are subject to obligations of confidentiality and non-use that would apply to such Confidential Information and are at least as stringent as the obligations applicable to the receiving Party under this Agreement. Genmab and Ebumab shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors and permitted contractors, licensors, Sublicensees and distributors, to treat such Confidential Information as required under Section 6.1 (as if such Affiliates, employees, consultants, advisors, contractors, licensors, Sublicensees and distributors were Parties directly bound to the requirements of Section 6.1). Ebumab may also disclose Confidential Information of Genmab to Regulatory Authorities and other governmental authorities, but solely in connection with the activities contemplated by this Agreement. Furthermore, each Party may disclose Confidential Information to the extent necessary in connection with patent filings.

6.3

Publicity Related to the Agreement. Except as otherwise expressly permitted in this Agreement, neither Party will issue a press release, statement or public announcement relating to the existence or terms of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that (i) a Party may issue such press release or public announcement if the contents of such press release or public announcement are consistent with a previously approved press release or have otherwise previously been made public other than through a breach of this Agreement; (ii) either Party may disclose that they have entered into an agreement with the other Party with respect to the Platform Technology without disclosing the therapeutic area or any other information with respect to the Licensed Product, and; (iii) a Party may issue such a press release or public announcement if required by applicable law or of any stock exchange; provided that to the extent possible, the issuing Party will provide the other Party with a copy of any such proposed press release, statement or public announcement and give the receiving Party a reasonable period of time within which the receiving Party may provide any comments (but no less than [**]). If the receiving Party provides any comments, the Parties will consult and work in good faith to prepare a mutually acceptable press release, statement or public announcement, subject to the understanding that the issuing Party shall have the final say in case the Parties cannot agree. During the Term and except as otherwise provided for in this Agreement, Genmab will not make any public disclosure related to Ebumab’s or any of its Affiliates’ or Sublicensees’ activities under this Agreement or related to the results generated by Ebumab or any of its Affiliates or Sublicensees with respect to Licensed Product without the prior written consent of Ebumab (not to be unreasonably withheld or delayed) except to the extent required by applicable law, rule or regulation (including the disclosure requirements of the United States Securities and Exchange Commission or the securities exchange or other stock market on which such Party’s securities are traded). During the Term, in the event Genmab is required by applicable law to publicly disclose any information provided by Ebumab related to Licensed Product or either Party is required by applicable law to disclose the terms of this Agreement, such Party will wherever possible give the other Party at least [**] prior written notice, will provide to such

CONFIDENTIAL – EXECUTION VERSION

other Party a copy of the required disclosure, will, if requested by such other Party, to the extent permitted by applicable law, request confidential treatment of any financial and other material terms of this Agreement not previously disclosed under this Section 6.3, and will consider in good faith any other comments of such other Party on such public disclosure.

6.4

Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall, at the request of, and as directed by, the Disclosing Party, return or destroy Confidential Information of the Disclosing Party in the Receiving Party’s possession, and shall destroy any reports or notes in Receiving Party’s possession to the extent containing the Disclosing Party’s Confidential Information, and any electronic copies of any of the foregoing, provided that (i) the Receiving Party may retain one (1) copy of Confidential Information of the Disclosing Party for archival purposes, and (ii) neither Party shall be required to return or destroy copies of the other Party’s Confidential Information stored on automatically created system back-up media.

6.5

Publication. Subject to this Section 6.5, Ebumab may on its own account freely make publications related to a Licensed Product. However, to the extent such publication partly contains information on the Platform Technology, beyond the mere mentioning of Ebumab’s use of the DuoBody® Platform to generate bispecific antibodies, Genmab shall have [**] from receipt of a proposed publication to provide comments and/or proposed changes to Ebumab. To the extent such comments and/or proposed changes pertain to the Platform Technology, Ebumab shall take into account the comments and/or proposed changes made by Genmab on any publication. If Genmab reasonably determines that the publication would entail the public disclosure of Genmab’s Confidential Information and/or of a patentable invention upon which a patent application should be filed prior to any such disclosure, submission of the concerned publication to Third Parties shall be delayed for such period as may be reasonably necessary for deleting any such Confidential Information of Genmab (if Genmab has requested deletion thereof from the proposed publication), and/or the drafting and filing of a patent application covering such invention, provided such additional period shall not exceed [**] from the date Ebumab first provided the proposed publication to Genmab.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1	Mutual Representations. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)

It is duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)

The execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by proper corporate action on the part of such Party. Such Party has taken all other action required by applicable law, its

CONFIDENTIAL – EXECUTION VERSION

certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party.

(c)	The execution and delivery of this Agreement, and the performance as contemplated hereunder, by such Party will not violate any applicable law.

(d)

Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any governmental authority (except for any approval by Regulatory Authority, pricing or reimbursement approvals, manufacturing-related approvals or similar approvals necessary for development, manufacture or commercialization of Licensed Products), or from any other person, and such execution, delivery and performance by such Party, including the granting of the licenses granted under this Agreement, will not result in the breach of, or give rise to any conflict, termination of, rescission, renegotiation or acceleration under any agreement or contract to which such Party may be a party existing as of the Effective Date.

7.2	Genmab’s Representations and Warranties. Genmab hereby makes the following representations and warranties to Ebumab as of the Effective Date:

(a)	Genmab has the right to grant to Ebumab the licenses described in ARTICLE 2 of this Agreement.

(b)

Genmab has full legal or beneficial title and ownership to the Platform Technology Patent Rights and, to Genmab’s knowledge, Exhibit A contains a complete and correct list of all Platform Technology Patent Rights existing as of the Effective Date.

(c)	The Platform Technology Patent Rights are not subject to any restrictions, liens or encumbrances that would limit the rights to be granted to Ebumab under this Agreement.

(d)	To Genmab’s knowledge, no Third Party is infringing any of the Platform Technology Patent Rights identified on Exhibit A.

(e)

To Genmab’s knowledge, there are no administrative proceedings or litigation seeking to invalidate or otherwise challenge the Platform Technology Patent Rights or threat of such proceedings or litigation.

(f)	None of the Platform Technology Patent Rights is the subject of any pending re-examination, opposition, interference or litigation proceedings.

CONFIDENTIAL – EXECUTION VERSION

(g)	To Genmab’s knowledge, there have been no inventorship or ownership challenges with respect to any of the Platform Technology Patent Rights.

7.3	Compliance with Law. Each Party shall comply with all applicable laws in its performance of activities contemplated under this Agreement.

7.4

Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS AND NEITHER PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ANY LICENSED PRODUCT), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8 INDEMNIFICATION

8.1

Indemnification by Ebumab. Ebumab will indemnify, hold harmless, and defend Genmab, its Affiliates, and their respective directors, officers, employees and agents (the “Genmab Indemnitees”) from and against any and all damages, liabilities, costs, expenses and amounts paid in settlement (collectively, “Losses”) incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly; (i) any material breach of, or inaccuracy in, any representation or warranty made by Ebumab in this Agreement, or any material breach or violation of any term of this Agreement by Ebumab; (ii) the negligence or wilful misconduct of Ebumab, its Affiliates and their respective Sublicensees, and their respective directors, officers, employees, consultants, agents and contractors; and (iii) the research, development, manufacture, commercialization, or use of Licensed Product by Ebumab and its Affiliates and Sublicensees in the Territory under this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, Ebumab will have no obligation to indemnify the Genmab Indemnitees for any Losses as to which Genmab is obligated to indemnify Ebumab Indemnitees under Section 8.2.

8.2

Indemnification by Genmab. Genmab will indemnify, hold harmless, and defend Ebumab, its Affiliates and their respective directors, officers, employees and agents (the “Ebumab Indemnitees”) from and against any and all Losses incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly, (i) any material breach of, or inaccuracy in, any representation or warranty made by Genmab in this Agreement, or any material breach or violation of any term of this Agreement by Genmab; or (ii) the negligence or wilful misconduct of any Genmab Indemnitee. Notwithstanding the foregoing, or anything in this Agreement to the contrary, Genmab will have no obligation to indemnify the Ebumab Indemnitees for any Losses as to which Ebumab is obligated to indemnify Genmab Indemnitees under Section 8.8.1.

CONFIDENTIAL – EXECUTION VERSION

8.3

Indemnification Procedure. In the event of any such claim against any Ebumab Indemnitee or Genmab Indemnitee (individually, an “Indemnitee” or “indemnified Party”), the indemnified Party shall promptly notify the other Party (the “indemnifying Party”) in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party will, cooperate with the indemnifying Party and may, at the indemnified Party’s own cost, be represented in any such action or proceeding by the indemnified Party’s own counsel. The indemnifying Party will not be liable for any settlements entered into by any Indemnitee without the indemnifying Party’s prior written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in this ARTICLE 8 may apply, the indemnifying Party will promptly notify the Indemnitees, who shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party will be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

8.4

Limitation of Liability. WITH THE EXCEPTION OF DAMAGES ARISING OUT OF ANY BREACH OF ARTICLE 6 (CONFIDENTIALITY) OR OUT OF THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF THE LIABLE PARTY, NEITHER PARTY HERETO WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. FOR AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 8.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

ARTICLE 9 TERM AND TERMINATION

9.1

Term. This Agreement will become effective as of the Effective Date, and will continue in full force and effect, on a Licensed Product-by-Licensed Product and country-by-country basis until expiration of the last to expire Profit-Share Term for such Licensed Product in such country, unless earlier terminated in accordance with this ARTICLE 9 (“Term”). Upon expiration of the Term under the preceding sentence (but not earlier termination of this Agreement) for a Licensed Product in a country, the licenses granted to Ebumab under ARTICLE 2 with respect to such Licensed Product in such country will continue and will convert to perpetual, fully paid-up, non-exclusive licenses.

9.2

Termination for Convenience by Ebumab. Ebumab will have the right to terminate this Agreement in its entirety basis at any time and for any reason upon at least one-hundred-and-twenty (120) days’ prior written notice to Genmab.

9.3

Termination for Cause. This Agreement may be terminated at any time during the Term upon written notice by either Party if the other Party is in material breach of its obligations hereunder and has not cured such material breach within [**] after written notice describing the nature of such material breach is provided to the breaching Party. To the extent such material breach involves the failure to make payment when due, such breach must be cured within [**] after written notice hereof is given by Genmab to Ebumab.

CONFIDENTIAL – EXECUTION VERSION

9.4

Termination Upon Insolvency or Bankruptcy. Subject to any mandatory provisions of applicable law, either Party may terminate this Agreement if, at any time, the other Party files in any court or agency, pursuant to any applicable law or regulation, a petition in bankruptcy or insolvency or dissolution or liquidation or for reorganization or for an arrangement or for the appointment of a receiver or trustee of all or substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency, dissolution or liquidation proceeding, and any petition or filing is not be dismissed within [**] after the filing thereof. With respect to any bankruptcy proceeding under U.S. bankruptcy laws, or applicable foreign equivalent laws, all license rights granted by Genmab to Ebumab under this Agreement are and shall otherwise be deemed licenses of rights to “intellectual property” as defined in Section 101(35A) of Title 11 of the United State Code, as amended (such Title 11, the “Bankruptcy Code”). In the event of its bankruptcy, Genmab agree not to interfere with Ebumab’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agree to use reasonable efforts to assist Ebumab to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for Ebumab to exercise such rights and licenses in accordance with this Agreement.

9.5

Termination for Challenge of Platform Technology Patent Rights. Genmab may terminate this Agreement in its entirety upon [**] written notice if Ebumab or any of its Affiliates or Sublicensees (directly or indirectly, individually or in association with any other person or entity) (a) initiate or request an interference or opposition proceeding with respect to any Platform Technology Patent Right, (b) make, file or maintain any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of any Platform Technology Patent Right ((a) and (b) jointly referred to as a “Patent Challenge”), then Genmab may terminate this Agreement upon [**] prior written notice to Ebumab. Any such termination shall not become effective if Ebumab has withdrawn such Patent Challenge before the end of such notice period.

9.6

Termination if Novo Regains Control of Rights to Licensed Product. In the event that, by any means whatsoever, Novo regains control from Ebumab of the exclusive rights with respect to a territory to develop, make, have made, use, manufacture, register, import, export, distribute, market, offer for sale, sell, have sold and/or otherwise commercialize the Licensed Product, this Agreement shall terminate with respect to such territory for which the exclusive rights to Novo are granted and shall otherwise survive. Where such exclusive right to Licensed Product is granted worldwide to Novo, this Agreement shall terminate in its entirety. For clarity, where the rights regained by Novo with respect to a territory are not exclusive, but co-exclusive or non-exclusive, this Agreement shall remain in effect with respect to such territory.

CONFIDENTIAL – EXECUTION VERSION

9.7

Effect of Termination. Upon the termination of this Agreement in its entirety, nothing herein shall be construed to release either Party from any obligation that has accrued prior to the effective date of such termination, and Ebumab shall remain obligated to provide an accounting for and to share Profit earned prior to the date of termination. In the event of any termination of this Agreement, (i) the licenses granted to Ebumab under ARTICLE 2 shall terminate; and (ii) all rights granted hereunder by Genmab shall revert to Genmab for the benefit of Genmab (iii) all materials, information and data generated under the license incorporating Platform Technology shall be destroyed by Ebumab immediately and certified in writing to Genmab. With respect to the Licensed Product, Ebumab shall wind-down any clinical trials and destroy any Licensed Products, in accordance with applicable laws and in a manner designed to preserve the health and welfare of any clinical trial subjects.

9.8

Survival. Any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to such expiration or termination. The provisions of ARTICLES 1, 6, 8, 9, 10, 11 and Sections 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 5.1 and 5.2 will survive any expiration or termination of this Agreement and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, will survive. Except as set forth in this ARTICLE 9, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement terminate.

ARTICLE 10 DISPUTE RESOLUTION AND GOVERNING LAW

10.1

Continuance of Rights and Obligations During Pendency of Dispute Resolution. If there are any disputes in connection with this Agreement, all rights and obligations of the Parties shall continue until such time as any dispute has been resolved in accordance with the provisions of this ARTICLE 10.

10.2

Governing Law and Jurisdiction. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the laws of the Kingdom of Denmark excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any dispute or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (the “Institute”) in force when such proceedings are commenced. The arbitration tribunal shall be composed of a sole arbitrator appointed by the Institute. The place of arbitration shall be Copenhagen, Denmark. The language of the arbitral proceedings shall be English.

ARTICLE 11 MISCELLANEOUS

11.1

Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not),

CONFIDENTIAL – EXECUTION VERSION

insurrections, riots, civil commotions, terrorism, acts of God or any other cause beyond the reasonable control of the affected Party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided that (i) the affected Party provides prompt written notice to the other Party of such failure or delay, (ii) the affected Party uses Commercially Reasonable Efforts to mitigate the effects of the Force Majeure Event, and (iii) the affected Party immediately resumes performance upon cessation of the Force Majeure Event. Notwithstanding the foregoing, to the extent that a Force Majeure Event continues for a period in excess of [**], the affected Party shall promptly notify in writing the other Party of such continued Force Majeure Event and within [**] of the other Party’s receipt of such notice, the Parties shall negotiate in good faith either (a) a resolution of the Force Majeure Event, if possible, (b) an extension by mutual agreement of the time period to resolve, eliminate, cure or overcome such Force Majeure Event, (c) an amendment of this Agreement to the extent reasonably possible, or (d) an early termination of this Agreement. If a solution under subsection (a) - (d) has not been reached after [**] of the other Party’s receipt of such notice, then the Party not affected shall be entitled to give notice to the affected Party to terminate this Agreement in relevant part, specifying the date (which shall not be less than [**] after the date on which the notice of termination is given) on which termination will take effect. Such a termination notice shall be irrevocable, except with the consent of both Parties, and upon termination the effects of termination set forth in Section 9.3 shall apply. Notwithstanding the foregoing, any failure or delay in fulfilling a term shall not be considered a result of a Force Majeure Event if it arises from a failure of Ebumab or Genmab to comply with applicable laws.

11.2

Further Assurances. Each Party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement.

11.3

Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed to have been properly given if delivered, in person or by an internationally recognized overnight courier, to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the Term or on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; provided however, such notice shall also be delivered via hand, overnight courier, or certified or registered mail. Delivery made pursuant to this Section 11.3 shall be deemed received on the day following the date of the notice.

CONFIDENTIAL – EXECUTION VERSION

In the case of Genmab:	Head of Legal E-mail: [**] with a copy to: [**]
the address of Genmab as registered in the Danish Central Business Register (or any successors hereof)
or
the address of Genmab as registered at the GENMAB’s official homepage (currently www.genmab.com)

In the case of Ebumab:	Chief Executive Officer
E-mail: [**]
the address of Ebumab Hemophilia ApS as registered in the Danish Central Business Register (or any successors hereof)

11.4

Assignment. This Agreement may not be assigned or otherwise transferred by either Party, without the written consent of the other Party such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement, in whole or in part, (i) to any of its Affiliates, and (ii) to a Third Party successor or purchaser of all or substantially all of its business or assets to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that, the Third Party successor or purchaser provides written notice to the other Party that such Third Party agrees to be bound by the terms of this Agreement. In case of an assignment to an Affiliate of a Party, such Party shall continue to be responsible for the satisfaction, meeting and fulfilling of any obligation, in whole or in part, under this Agreement after the assignment. Any purported assignment in violation of this Section 11.14 will be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Notwithstanding the above, Ebumab shall not have the right to assign this Agreement, in whole or in part, to Novo or any of Novo’s Affiliates. For clarity, should Novo regain control by any means whatsoever of rights relating to the Licensed Product, then Novo’s license to Platform Technology shall be governed by separate agreements already in place between Novo and Genmab.

11.5

Affiliate Performance. Any obligation of Genmab or Ebumab under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at such Party’s sole and exclusive option, either by such Party directly or by any Affiliate or Sublicensee (only in the case of Ebumab and subject to Section 2.2 of such Party that such Party causes to satisfy, meet or fulfill such obligation, in whole or in part.

11.6	Amendment. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both Parties hereto.

CONFIDENTIAL – EXECUTION VERSION

11.7

Entire Agreement. This Agreement, along with all Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, including the REA. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.

11.8

No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.

11.9

Waiver. The failure of a Party to enforce at any time for any period any of the provisions of this Agreement will not be construed as a waiver of such provisions or of the rights of such Party thereafter to enforce each such provision.

11.10

No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

11.11

Relationship of the Parties. The Parties agree that their relationship established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided in this Agreement, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

11.12

Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction in a final unappealable order because it is invalid or conflicts with any law of any relevant jurisdiction, then such provision will be inoperative in such jurisdiction and the remainder of this Agreement shall remain binding upon the Parties hereto.

11.13	Interpretation.

11.13.1 General. Unless the context of this Agreement otherwise requires, (i) words of one gender include the other gender; and (ii) words using the singular or plural number also include the plural or singular number, respectively. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

11.13.2 Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

CONFIDENTIAL – EXECUTION VERSION

11.13.3 Capitalization. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

11.13.4 Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

11.13.5 Exhibits. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.13.6 Person References. References to any Person include the successors and permitted assigns of that Person.

11.13.7 References to Parts of this Agreement. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified.

11.13.8 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” is used in the inclusive sense (and/or). “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

11.13.9 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.13.10 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

11.14

Counterparts. This Agreement may be executed in any number of counterparts (including a portable document format (“PDF”) version), each of which shall be deemed an original, but all of which together shall constitute one and the same document.

The remainder of this page is intentionally left blank; Signature page follows.

CONFIDENTIAL – EXECUTION VERSION

IN WITNESS WHEREOF, Genmab and Ebumab have executed this Agreement as of the Effective Date.

For and on behalf of

Genmab A/S

Date:	1 April 2020

Signature:	/s/ Birgitte Stephensen

Print Name:	Birgitte Stephensen

Position:	Senior Vice President, IPR & Legal

For and on behalf of

Ebumab Hemophilia ApS

Date:	2020-03-31

Signature:	/s/ Johan Faber

Print Name:	Johan H. Faber

Position:	Co-Founder & CEO
Ebumab ApS Ole Maaløesvej 3 [**]